Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

Investor Contact: Laura J. Hodges
305-982-2625
lhodges@rccl.com

For Immediate Release

PROVEN VETERANS NAMED TO LEAD THE LARGEST LINES
AT ROYAL CARIBBEAN CRUISES LTD.
Michael Bayley named CEO of Royal Caribbean International;
Lisa Lutoff-Perlo appointed CEO of Celebrity Cruises

MIAMI, December 8 – Recognizing the deep bench of internal talent that has powered its long-term success, Royal Caribbean Cruises Ltd (NYSE, OSLO: RCL) named two senior company executives to chart the future course of the company’s two largest brands.

Michael Bayley, who worked his way up from an assistant purser’s position aboard the Nordic Prince, will serve as President and CEO of Royal Caribbean International, the world’s largest cruise brand. Lisa Lutoff-Perlo, whose career at the company began in the New England sales office, will serve as President and CEO of Celebrity Cruises, a leader in the premium market.

Both appointments are effective immediately.

Said Richard D. Fain, Chairman and CEO of Royal Caribbean Cruises Ltd: “This is a happy day for Michael and Lisa, and a proud day for all of us at the company. To recognize these two incredibly talented people with these vital leadership positions after years of dedication, effort and innovative thinking is gratifying for everyone here. I am impressed with the skills they have demonstrated over the course of their careers, and I am excited to see where they take these powerful brands next.”

Bayley assumes Royal’s helm after a successful term as Celebrity’s President and CEO. At Celebrity, he delivered strong results while building the company’s “modern luxury” positioning, which resonated successfully with Celebrity’s sophisticated customer base. Before his Celebrity role, Bayley served in several senior roles at Royal Caribbean International, including Executive Vice President of Operations. He is credited for playing a key role in the company’s international expansion, helping launch company operations in markets around the world.

Said Bayley: “Royal Caribbean International is a brand with an incredible history – and unlimited potential. The ships, personified in the new Quantum class, are some of the best and most innovative in the world. And the crews that service Royal Caribbean International guests have a track record of delighting guests from every culture around the world. I look forward to an exciting future as we raise our game to an even higher level of performance.”

Lutoff-Perlo began her company career as a district sales manager in her native New England. She moves to her new role from her position as Executive Vice President, Operations at Royal Caribbean, where she played a critical role in the recent successful launch of Quantum of the Seas, the first in the company’s newest class of ships. After a successful sales career, Lutoff-Perlo made her mark as a specialist at bringing new ships to market for both Royal Caribbean International and Celebrity. In addition to the Quantum class, she played a key role in the launch of Royal Caribbean International’s Voyager and Radiance classes, as well as Celebrity’s Solstice Class.

Said Lutoff-Perlo: “Celebrity Cruises has done a remarkable job differentiating itself in a crowded and competitive premium marketplace, and with its newly announced Edge class ships, the brand has the opportunity to push its leadership position even farther. I’m excited to tackle that challenge with a team of men and women I know well, including crews that consistently exceed our guests’ highest expectations.”

Fain said: “No one who has seen either of these two exceptional executives in action can be surprised by their continuing growth as leaders. As a company, we have a mantra of continuous improvement; in Michael and Lisa, we have two talented leaders who will help us continue to deliver on that commitment to our shareholders, employees and guests.”

Royal Caribbean Cruises Ltd. (NYSE/OSE: RCL), a global cruise vacation company that also owns Royal Caribbean International, Pullmantur, Azamara Club Cruises and CDF Croisieres de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 42 ships with an additional seven under construction contracts, and two on firm order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com, or www.rclinvestor.com.

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